Exhibit 10.5

AGREEMENT NO.                    DATED MAY 5, 2003

This Agreement is made on May 5th 2003 between MEDIS TECHNOLOGIES LTD., a Delaware company (hereinafter the “SELLER”) and GENERAL DYNAMICS C4 Systems, Incorporated, a Delaware company, (hereinafter the “PURCHASER”) (collectively hereinafter “the Parties”).

WHEREAS, the SELLER is developing a unique direct liquid fuel system to power portable electronics devices, which is planned to be a secondary power system (the “Power Pack”); and

WHEREAS, the Purchaser is developing a certain ruggedized PDA system (the “Military PDA”) for military use for which Purchaser requires a secondary charging device; and

WHEREAS, the Parties desire to cooperate in the development of an pre-production prototype of a specific application of the Power Pack for Purchaser’s Military PDA, generally in accordance with the technical requirements set forth in Annex 1 to this Agreement (the ‘“Specifications”),

NOW THEREFORE, it is hereby agreed and declared by and between the parties as follows;

ARTICLE 1   OBJECT

The SELLER agrees to use commercially reasonable efforts to design and develop the pre-production prototype Power Pack for the Military PDA generally in accordance with the Specifications and the Program Schedule set forth in Annex 2 (“SOW”) and the Purchaser agrees to make payments to the Seller in accordance with the payment milestones set forth herein, all in accordance wrath the terms and conditions hereinafter specified. For purposes of final acceptance, the pre-production prototype is defined as a qualifiable product, subject to final design iterations that may be implemented by Seller after the field-testing process is completed.

ARTICLE 2   PRICES AND PAYMENT TERMS

2.1                                 The total purchase price of this Agreement is Five Hundred Thousand United States Dollars (US$ 500,000), it being understood and agreed that the purchase price may not cover the entire costs of Seller in the performance of this Agreement.

2.2                                 The total purchase price shall be paid as follows:

(A)                              An initial payment based upon Medis providing its preliminary detailed product specification one week after Agreement signature US$ 100,000 (This is covered in 2.3 so redundant).

(B)                                Upon completion of Milestone 1 in the SOW, an additional payment of US$ 50,000;

(C)                                Upon completion of Milestone 2 in the SOW, but no sooner than January 10, 2004 an additional payment of US$ 100,000;

(D)                               Upon completion of Milestone 3 in the SOW, but no sooner than January 10, 2004 an additional payment of US$ 25,000;

(E)                                 Upon completion of Milestone 4 in the SOW, but no sooner than January 10, 2004 an additional payment of US$ 25,000;

(F)                                 Upon completion of Milestone 5 in the SOW, but no sooner than January 10, 2004 an additional payment of US$ 50,000;

(G)                                Upon completion of Milestone 6 in the SOW, but no sooner than January 10, 2005 an additional payment of US$ 50,000;

(H)                               Upon completion of Milestone 7 in the SOW, but no sooner than January 10, 2005 an additional payment of US$ 50,000;

(I)                                    Upon completion of Milestone 8 in the SOW, but no sooner than January 10, 2005 an additional payment of US$ 50,000.

2.3                                 All payments will be made net thirty (30) days from receipt of invoice and Certificate of Milestone Completion signed by Seller’s Program Manager. All payments will be made in freely transferable United States dollars net and free from any withholding or other taxes to the account of Seller designated by Seller to purchaser in writing from time to time. In the event Purchaser secures third party funding in support of this development effort or allocated additional internal R&D funds, Purchaser agrees to accelerate milestone payments to the extent possible based upon actual completion dates.

ARTICLE 3   INSPECTION AND TESTS

3.1                                 Inspection and acceptance of the deliverables shall be carried out in accordance with Seller’s quality assurance requirements for such goods and Seller’s standard certificate of inspection and acceptance shall be issued with respect to same.

3.2                                 The Purchaser may send representatives to observe the activity of Seller in the development and test of the pre-production prototype to be delivered hereunder. The Seller shall provide all the requisite facilities for this purpose to the Purchaser’s representatives. Subject to proprietary elements of the activity, the Purchaser’s representatives will have full access to the relevant documentation and facilities in this regard. The Purchaser’s representatives will act as observers only and will not be held responsible for the quality of inspection and acceptance of materials. The Purchaser representatives shall abide by the security requirements in force at Seller’s facilities.

3.3                                 All the traveling, board and lodging expenses of the Purchaser’s representatives shall be directly paid for by the Purchaser, though Seller will upon request assist in the administrative aspects of any such visit.

3.4                                 The Purchaser shall notify the Seller about the arrival of its representatives to the Seller’s country at least 7 days in advance.

ARTICLE 4   WARRANTY

4.1                                 The Seller warrants that the pre-production prototype to be supplied under this Agreement shall be free from defects in materials and workmanship at the time of delivery of same to Purchaser. Notwithstanding the above, it is understood that the final product under this Agreement is a pre-production prototype and not a final production quality product. If within ninety (90) days of the delivery of a prototype, it is proved defective or deficient in accordance with this Warranty, Seller shall replace or repair such items free of any charge to Purchaser.

4.2                                 In case of any discrepancy in quality as required under 4.1 above the Purchaser shall give Seller written notice within the warranty period specified above and return the engineering prototype to Seller for repair. After which Seller shall return the repaired item to Purchaser. The balance of the warranty period shall apply to the repaired item starting from the date of Purchaser’s written notice to Seller.

4.3                               This Warranty is Purchaser’s sole remedy in the event of defect in the pre-production engineering prototype to be supplied under this Agreement and is in lieu of any other warranty express or implied (including warranty of merchantability or fitness for a particular purpose). Seller’s sole responsibility in the event of such defect shall be to repair or replace the affected item as sot forth above. In no event will either Party have any liability in connection with this Agreement for any incidental or consequential damages.

ARTICLE 5   FORCE MAJEURE

Force Majeure in this Agreement shall mean any circumstances beyond the reasonable control of the affected Party, preventing complete or partial fulfillment by such Party of its obligations under this Agreement and shall include without limitation fire, acts of nature, war, military operations of any character, blockade, and the like. The time stipulated for fulfillment of the respective obligations shall be automatically extended for a period, equal to that during which such circumstances remain in force, provided that a written notice is sent by the Party for whom it becomes difficult to meet its obligations not later than 14 days from the occurrence of any such circumstances and similarly another notice of its cessation is sent on cessation.

ARTICLE 6   CANCELLATION OF AGREEMENT

6.1                                 The Purchaser shall have the right to cancel this Agreement for its convenience by thirty (30) days written notice to Seller in which went Purchaser shall only be obligated to pay to Seller the amount of the next Milestone payment that would be due save for such cancellation.

6.2                                 The Purchaser will be entitled to cancel this Agreement for default if Seller fails to use commercially reasonable efforts to meet the Milestones set forth herein. In such case, Purchaser will be entitled as its sole remedy to a refund of any monies paid to Seller hereunder to the date of such cancellation.

ARTICLE 7   COMING INTO FORCE

This agreement will come into force immediately upon the occurrence of the following:

(A)                              the date of signing by both Parties;

ARTICLE 8   LAW AND DISPUTE RESOLUTION

8.1                                 This Agreement shall be governed and interpreted in accordance with the laws of the State of New York.

8.2                                 Any controversy or claim arising out of or relating to this Agreement, or the breach thereof and indicated as such in writing by any one of the contracting Parties to the other and which the Parties cannot settle by direct negotiations shall be settled by arbitration in New York City in accordance with the Rule of Arbitration and Conciliation of the American Arbitration Association. The arbitration shall be held before a sole arbitrator.

ARTICLE 9   ADDRESSES AND COMMUNICATIONS

All communications to the Purchaser are to be addressed to:

General Dynamics C4 Systems, Inc

Attention:	Michael Harris, Contracts Manager
Fax	(508) 880-1623
Email:	michael.harris@gdc4s.com

All communications to the SELLER to be addressed to:

Medis Technologies Ltd.

805 Third Avenue, 15th Floor

N.Y., N.Y. 10022

Attention:  Robert Lifton, CEO

Fax:  212-744-0385

Email:  robertl@broadviewnet.net

Copy to:

More Energy Ltd.

14 Shabazi Street, PO Box 132

Yehud Israel 56101

Attention:  Gennadi Finkelshtain, General Manger

Fax:  972 3 632 1671

Email:  more@medisel.co.il and jweiss@medisel.co.il

ARTICLE 10   RIGHTS IN KNOW HOW AND DATA

It is agreed that Seller will at all times maintain exclusive right and ownership over the know how and data related to its direct liquid fuel cell technology (“Seller Know How”), whether preexisting this Agreement or whether developed in part by Seller’s efforts expended under this Agreement, as well as exclusive ownership over any new related data based upon or derived from Seller Know How, regardless of the Party generating such new data.

ARTICLE 11   Reserved

ARTICLE 12   LIABILITIES

Each Party shall take full and sole responsibility for any injury to its personnel and to any damage to its property however caused and each Party hereunder indemnifies and holds the other Party harmless, to the full extent lawful, from and against any losses, claims, expenses (including legal expenses), damages or liabilities related to any personal injury to the indemnifying party’s personnel agents or representatives or damage to the indemnifying Party’s property arising in connection with the signature and/or performance of this Agreement.

ARTICLE 13   Exclusive Marketing Rights

In consideration of entering into this joint covenant Seller (Medis Technologies, Ltd. and its subsidiaries, including but not limited to More Energy Ltd) hereby grants to Purchaser, with respect to Seller’s DLFC technology, the exclusive marketing and sales right for the US Department of Defense and Department of Homeland Security from the date of execution of this Agreement through the period ending 31 December 2006, provided that Purchaser uses commercially reasonable efforts during such time to identify and actively promote opportunities for marketing and selling applications of the DLFC technology in those markets.

ARTICLE 14   OTHER CONDITIONS

14.1                           After the signing of the Agreement, all previous negotiations and correspondence relating to the provisions herein shall become null and void.

14.2                           Any alterations and additions to this Agreement shall be valid only if they are given in writing and are signed by the persons authorized by both Parties for this purpose.

14.3                           Neither Party shall have the right to assign to a third person or firm their rights and obligations arising out of this Agreement or in connection therewith, without the consent in writing of the other Party.

14.4                           The Parties understand that the Purchaser intends to fund milestone payments under this Agreement using internal funding and, if available, funding provided by one or more third parties, but channeled through the Purchaser. The use of third party funding shall have no affect on the terms of this Agreement, which shall remain in full force and effect.

14.5                           This Agreement has been signed in two originals - one has been retained by the Purchaser and the other by the Seller.

FOR THE SELLER:	FOR THE PURCHASER:

Medis Technologies Ltd.:	General Dynamics C4 Systems, Inc

BY:	/s/ Robert K. Lifton	BY:	/s/ Michael J. Harris	5/5/03

NAME:	Robert K. Lifton	NAME:	Michael J. Harris

TITLE:	Chairman and CEO	TITLE:	Sr. Manager of Contracts

Statement Of Work And Schedule
Medis Technologies, acting through More Energy Ltd./GD

The following sets forth the activities and goals of the Parties in the development by More of a Power Pack for the ruggedized PDA of GDC4S.

A.     More will use reasonable commercial efforts to develop and test the Power pack discussed hereunder.

B.      Each party will designate a Program manager and point of contact. The parties will carry out periodic program management reviews to discuss the progress of the development efforts by More in accordance with the Schedule below.

C.      The development effort by More, and support by GD, as well as the Schedule for same, shall generally be as follows;

(1)        Milestone 1 (ARO + 6 weeks) — Definition of Power Pack specification and test plan;

(2)        Milestone 2 (ARO + 5 months) — Preliminary Design Review (to include implementation of independent orientation; power management system, and selection of cartridge implementation design); One week prior to PDR More will deliver draft Preliminary Design to GD;

(3)        Milestone 3 (ARO + 7 months) — Testing begins on first Prototype in More facility (GD representative may observe);

(4)        Milestone 4 (ARO + 9 months) — Completion of tests and report of results to GD.

(5)        Milestone 5 (ARO + 10 months) — Updated Design and PMR at GD.

(6)        Milestone 6 (ARO + 13) Delivery of final prototype for testing at GD.

(7)        Milestone 7 (ARO + 14 months) — PMR at GD on test results and final iteration program definition.

(8)        Milestone 8 (ARO + 17) Delivery of pre-production prototype for field testing with customer.

It is agreed that the dates hereinabove set forth are based on the receipt by Seller of payments that correspond to the Milestone dates. If those payments are delayed for any reason, the Seller, in addition to any other rights it might have, will be entitled to modify this schedule by written notice to Purchaser.

6/3/2002